Exhibit 10.24
NOTE AND REVOLVING LOAN AGREEMENT
     THIS NOTE AND REVOLVING LOAN AGREEMENT (“Agreement”), is dated as of January 5, 2004, is entered into between THOMAS WEISEL PARTNERS GROUP LLC, a Delaware limited liability company as further defined below (hereinafter called “Borrower”), whose principal place of business is at the address set forth in Section 1.6 hereinbelow, and FIRST REPUBLIC BANK as further defined below.
     FOR VALUE RECEIVED, Borrower promises to pay to the order of FIRST REPUBLIC BANK at its office at 101 Pine Street, San Francisco, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America, the principal sum of TEN MILLION DOLLARS ($10,000,000.00) or so much thereof as may be advanced and be outstanding, with interest thereon. Advances shall be made as provided in Section 2.1 and 2.2 below. Interest shall accrue as provided in Section 2.3 below. Payments shall be due and payable as provided in Section 2.4 below. Section 2 also contains other terms and conditions of this Note.
     IN ADDITION THE PARTIES HERETO AGREE AS FOLLOWS:
1. DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:
     1.1 Accounting Terms. All accounting terms and computations shall be based upon generally accepted accounting principles consistently applied.
     1.2 Agreement. The term “this Agreement” means this Note and Revolving Loan Agreement, any concurrent or subsequent rider to this Note and Revolving Loan Agreement and any extensions, supplements, amendments or modifications to this Note and Revolving Loan Agreement and/or to any such rider.
     1.3 Approved Master Agreement Contract Parties. The term “Approved Master Agreement Contract Parties” shall mean any Master Agreement Contract Party which has been and remains approved by Bank in writing. For purposes of this Agreement, Bank to this date has approved the following entities as Master Agreement Contract Parties: Banc of America Securities; Bear, Stearns & Co. Inc.; Credit Suisse First Boston; Deutsche Banc Alex Brown; Donaldson, Lufkin & Jenrette; Goldman Sachs; Chase Hambrecht & Quist; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Salomon Smith Barney; and Stephens, Inc. Bank shall have the right to approve any additional parties as an Approved Master Agreement Contract Parties; said approval shall not be unreasonably withheld. Bank shall have the right to delete its any party as an Approved Master Agreement Contract Parties; said deletion shall be based upon Bank’s reasonable decision.

     1.4 Bank. The term “Bank” shall mean and refer to FIRST REPUBLIC BANK, a Nevada banking corporation, with a place of business located at 111 Pine Street, San Francisco, CA 94111.
     1.5 Bank Expenses. The term “Bank Expenses” means: all reasonable costs and expenses incurred by Bank in connection with this Agreement or any document executed in connection with this Agreement or the transactions contemplated hereby, including, without limitation, (i) all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; (ii) all costs or expenses required to be paid by Borrower under the Security Agreement which are paid or advanced by Bank; (iii) all costs or expenses required to be paid by Broker-Dealer under the Broker-Dealer Security Agreement which are paid or advanced by Bank; (iv) taxes of every nature and kind of Borrower or Broker-Dealer paid by Bank; (v) reasonable filing, publication, search fees, auditor fees paid or incurred by Bank in connection with Bank’s transactions in connection with any Loan Document; (vi) all reasonable costs and expenses incurred by Bank in collecting or realizing upon the Collateral (with or without suit), to correct any default or enforce any provision of this Agreement, costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, costs and expenses incurred to enforce Bank’s Enforcement rights; and (vii) all reasonable attorneys’ fees and expenses incurred by Bank as set forth in Section 11.5 below in connection with this Agreement, with any other Loan Document, or with the Purchase Agreement.
     1.6 Bank’s Enforcement Rights. The term Bank’s Enforcement Rights still have the meaning set forth in Section 9.4 below.
     1.7 Borrower. The term “Borrower” shall mean and refer to the THOMAS WEISEL PARTNERS GROUP LLC, whose address is One Montgomery Street, Suite 3700, San Francisco, California 94104.
     1.8 Borrower’s Books. The term “Borrower’s Books” means all of Borrower’s and Broker-Dealer’s minute books; ledgers; books and records indicating, summarizing or evidencing Borrower’s and Broker-Dealer’s assets, liabilities, the Collateral, the Obligations, and all information relating thereto; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.
     1.9 Broker-Dealer. The term “Broker-Dealer” shall mean and refer to Thomas Weisel Partners LLC whose address is One Montgomery Street, Suite 3700, San Francisco, California 94104.
     1.10 Broker-Dealer Security Agreement. The term “Broker Dealer Security Agreements shall mean and refer to that certain Security Agreement of even date herewith to be executed by Broker-Dealer to secure the obligation under this Agreement which is referred to in Section 3.1 below.

     1.11 Code. The term “the Code” means the California Uniform Commercial Code, as presently in force and effect and any replacements therefore as and when such replacements become effective; any and all terms used in this Agreement which are defined in the Code and not specifically defined herein shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code.
     1.12 Collateral. The term “Collateral” means and includes:
     (i) all presently existing and hereafter arising accounts (as defined in the Code), accounts receivable, contract rights and other forms of obligations owing to Broker-Dealer arising out of the rendering of services (whether or not earned by performance) to, and any contracts with, any Master Agreement Contract Parties in connection with Broker-Dealer’s participation as co-manager in any underwritten offering (the aforementioned assets are referred to collectively as the “Accounts”). As such, Accounts will include without limitation all management fees, sales concessions and underwriting fees owed to Broker-Dealer and specified in the Underwriting and Corporate Fees Receivables Schedule to be provided to Bank from time to time pursuant to Section 5.1 of the Security Agreement;
     (ii) all present and future “general intangibles” Broker-Dealer as defined in the Code that are rights to payment that arise from any contracts with any Master Agreement Contract Parties in connection with Broker-Dealer’s participation as co-manager in any underwritten offering and which are not included within the definition of “Accounts” (the aforementioned assets are referred to collectively as the “General Intangibles”);
     (iii) all presently existing or hereafter arising assets of Broker-Dealer acquired by Borrower pursuant to the Purchase Agreement;
     (iv) the Purchase Agreement and rights and powers of Borrower thereunder;
     (v) the Operating Account;
     (vi) the Collateral Proceeds Account;
     (vii) all other assets of Borrower in which Bank hereafter receives a security interest to secure the obligations under this Agreement as evidenced in writing;
     (viii) the Proceeds of any of the foregoing; and
     (ix) all accounts owed by Bank to Borrower into which all or any portion of the Proceeds have been deposited.

     1.13 Collateral Proceeds Account. The term “Collateral Proceeds Account” shall have the meaning specified in Section 3.2 below.
     1.14 Designated Representative. The term “Designated Representative” shall mean any one of the following persons: the Chief Executive Officer of Borrower, the General Counsel of Borrower; the Chief Financial Officer of Borrower, or any person designated in writing by any of the foregoing persons as having the authority to request advances under this Agreement. Such person will remain a Designated Representative until such time as Bank receives actual notice that such person is no longer authorized to request advances under this Agreement.
     1.15 Eligible Receivables. The term “Eligible Receivables” shall mean the aggregate amount of the unpaid portion of the Accounts (net of all, if any, commissions, credits, rebates, holdbacks and similar adjustments):
          (a) which are owed as ''Management Fees” and/or as “Selling Commissions”; and
          (b) which are not owed as “Underwriting Fees”; and
          (c) which are not outstanding beyond the “Due Date” specified in the Underwriting and Corporate Finance Fees Receivables Schedules as defined in Section 5.1 of the Security Agreement; and
          (d) which are not outstanding more than one hundred and twenty (120) days from the “trade date” of the respective underwriting; and
          (e) which are not owed in connection with a transaction Broker-Dealer has incurred or will incur an underwriting loss in excess of one hundred fifty thousand dollars ($150,000); and
          (f) which are owed by any Approved Master Agreement Contract Party; and
          (g) which are not owed by any account debtors which are involved in or subject to any Insolvency Proceeding or which have made an assignment for the benefit of creditors or are not in good standing with the Securities and Exchange Commission; and
          (h) as to which the account debtor has not asserted any offset, defense, counterclaim or challenge; and
          (i) in which Bank has a valid perfected first priority security interest (However, absent the occurrence of an event of default hereunder, this condition shall not apply to those Accounts in which Bank does not have a valid perfected first priority security interest solely due to Bank’s inaction in perfecting its security interest in a timely manner after the lien was granted to Bank.); and

          (j) to which Bank does not have a reasonable objection.
Bank shall have the discretion to consider as an “Eligible Receivable” the unpaid portion of any other account of Borrower which does not meet the above conditions.
     1.16 Event of Default. The term “Event of Default” shall have the meaning set forth in Section 8 of this Agreement.
     1.17 Insolvency Proceeding. The term “Insolvency Proceeding” means any proceeding commenced by or against any person or entity, including Borrower or Broker-Dealer under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.
     1.18 Judicial Officer or Assignee. The term “Judicial Officer or Assignee” means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, or assignee for the benefit of creditors.
     1.19 Loan Documents. The term “Loan Documents” means this Agreement, the Security Agreement the Broker-Dealer Security Agreement and any other document executed in connection therewith and any amendment, modification or restatement thereof.
     1.20 Master Agreement Contract Parties. The term “Master Agreement Contract Parties” shall mean every party with whom Broker-Dealer has entered into Master Agreement Among Underwriters or a similar document (including, without limitation, Banc of America Securities; Bear, Stearns & Co. Inc.; Credit Suisse First Boston; Deutsche Banc Alex Brown; Donaldson, Lufkin & Jenrette; Goldman Sachs; Chase, Hambrecht & Quist; Lehman Brothers; Merrill Lynch & Co; Morgan Stanley; Salomon Smith Barney; and Stephens, Inc.).
     1.21 Obligations. The term “Obligations” means any and all obligations, loans, advances, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower’s account pursuant to any agreement authorizing Bank to charge Borrower’s account), covenants, promises and duties owing by Borrower to Bank (of any kind and description) under this Agreement and by Borrower or Broker-Dealer and any other Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, all interest not paid when due and all Bank Expenses.
     1.22 Operating Account. The term “Operating Account” shall have the meaning provided in Section 2.2 below.
     1.23 Proceeds. The term “Proceeds” means whatever is received upon the sale, lease, exchange, collection or other disposition of Collateral or proceeds, including, without limitation, proceeds of insurance covering Collateral, tax refunds, and any and all accounts, notes, instruments, chattel paper, equipment, money, deposit accounts, goods, or other tangible and intangible property of Borrower resulting from the sale or other disposition of the Collateral, and the proceeds thereof.
     1.24 Purchase Agreement. The term “Purchase Agreement” means that certain Accounts Receivable Purchase Agreement between Borrower and Broker-Dealer, in form and substance attached hereto as Exhibit C dated August 25, 2000 herewith as amended and supplemented from time to time.
     1.25 Security Agreement. The term “Security Agreement” shall mean that certain Security Agreement of even date herewith to be executed by Borrower to secure the obligations under this Agreement.
     1.26 Termination Date. The term “Termination Date” shall have the meaning set forth in Section 2.1 of this Agreement.
2. LOANS AND TERMS OF PAYMENT.
     2.1 The Line of Credit.
          (a) Subject to and upon the terms and conditions of this Loan Agreement and so long as no Event of Default has occurred, Bank will make a revolving line of credit loan (“Line of Credit”) to Borrower. Such loan shall not exceed the lesser of: (i) fifty percent (50%) of the Eligible Receivables which is hereafter referred as the “Formula Amount,” or (ii) Ten Million Dollars ($10,000,000.00) which is herein referred to as the “Maximum Loan Amount.”
          (b) The Line of Credit is a revolving credit, subject to the terms and conditions of this Agreement, principal may be advanced, repaid, and re-advanced from time-to-time without limit, except that: (i) the total amount of unpaid principal outstanding under the Line of Credit at no time shall exceed the lesser of the Formula Amount or the Maximum Loan Amount, (ii) the Line of Credit shall expire and no further advances are possible after May 10, 2005 (the “Termination Date”), and (iii) Borrower shall not be entitled to any further advances as long as an Event of Default has occurred and is continuing,
     2.2 Advances Under Line of Credit.
          (a) Borrower may obtain advances of principal under the Line of Credit (“Advances”) from time to time upon the oral or written request to Bank of a Designated Representative. Any oral request for an advance may be made only if the funds are directed to Borrower’s account (which is currently identified as First Republic Bank account no.                                                             , herein referred to as the “Operating Account”). No advances will be made to any party other than Borrower.
          (b) Borrower hereby expressly authorizes Bank to rely on the request of the Designated Representative to request Advances under the Line of Credit and

Borrower agrees that it, solely, shall bear the risk that any Designated Representative requesting Advances is not so authorized.
          (c) All such advances shall be conclusively presumed to have been made for the benefit of Borrower when Bank believes in good faith that such requests and directions have been made by any Designated Representative and when said advances are deposited to any bank account of Borrower as provided in Section 2.2(a).
          (d) Advances will be made only upon verification that the Formula Amount is being complied with. Advances shall be made only semi-monthly on the tenth (10th) business day and the last business day of the month. Any request shall be made at least one (1) business day prior to the requested date of such Advance, specifying the amount of the requested Advance.
     2.3 Interest.
          (a) Except as herein below provided, the outstanding principal amount of all Advances made pursuant to Section 2.2 of this Agreement shall bear interest, variable from month to month, at a rate of two percent (2.0%) per annum in excess of the one-month LIBOR rate in effect on the last day of the preceding month. The initial rate shall be calculated using the LIBOR rate in effect on the last day of the month prior to the execution of this Agreement. Said interest rate will change as of the first day of any month based upon the LIBOR rate in effect on the last day of the prior month. (“LIBOR Determination Date”).
          (b) “LIBOR” shall mean the rate of interest per annum at which U.S. dollar deposits (i) that are in an amount approximately equal to the outstanding principal balance and (ii) that have comparable maturity dates, are offered in immediately available funds in the London Interbank market to the London office of Bank of America, as published in the Wall Street Journal in effect as of 11:00 a.m., London time, on the LIBOR Determination Date. (Each determination of LIBOR applicable to the loan shall be conclusive and binding upon Borrower absent manifest error.)
          (c) Anything herein to the contrary notwithstanding, if Bank reasonably determines (which determination shall be presumed correct) that:
     (i) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for a LIBOR loan; or
     (ii) the definition of LIBOR rate does not adequately cover the cost to Bank of making or maintaining a LIBOR loan; or
     (iii) as a result of any Regulatory Change (or any change in the interpretation thereof) adopted after the date hereof, the Head Office of Bank or the lending office is subject to any taxes, reserves, limitations, or other charges, requirements or restrictions on any claims of such office on non-United States residents (including, without limitation, claims on non-United States offices or affiliates of Bank) or in respect of the excess above a specified level of such claims; or
     (iv) it is un1awful for Bank or the lending office to maintain any LIBOR loan at the LIBOR rate;
THEN, Bank shall give Borrower prompt notice thereof, and so long as such conditions remain in effect, the loan shall bear interest at a variable rate equal to 200 basis points in excess of Bank’s cost of funds (“Index”). Each change in the rate of interest hereunder shall become effective on the date of the change in the Index.
          (d) All interest chargeable under this Agreement on a per annum basis shall be computed on a basis of a 360-day year for actual days elapsed.
     2.4 Repayment of Loans.
          (a) Borrower will make payments of interest accrued through the last day of the previous month on the 10th day of each succeeding month commencing February 10, 2004 and continuing until payment in full of all outstanding principal.
          (b) Borrower will pay the principal balance in full, together with all accrued and unpaid interest and all other amounts owed hereunder, by the Termination Date.
     2.5 Prepayment. Borrower may prepay the loan in full or in part at any time.
     2.6 Interest on Late Payments. Subject to Section 2.7, at Bank’s sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the annual interest rate in effect hereunder. This may result in compounding of interest.
     2.7 Late Charge. If a payment in the full amount due is not received on or before the thirtieth (30th) day following the day the payment is due, Bank may assess a late charge in the amount of 4% of the amount of the overdue payment. To the extent that (i) no Event of Default has occurred hereunder, and (ii) there are sufficient funds in the Operating Account and/or the Collateral Proceeds Account and (iii) automatic payments are authorized under Section 2.9, Borrower shall not be charged a late charge under this Agreement.
     2.8 Application of Payments. Payments received shall, at Bank’s option, be applied in the following order interest; late charges; other charges due; and then the principal:
     2.9 Authorization Agreement for Automatic Payment. Bank shall charge Borrower’s Operating Account or, at Bank’s option, the Collateral Proceeds Account at First Republic Bank for funds necessary to pay this obligation, to include, principal and interest as applicable on the tenth day of each month effective the tenth day of

February 2004 and Borrower agrees to give advance notice, in writing, to First Republic Bank to discontinue such automatic payment. This agreement in no way interferes with rights of Borrower to stop payment on any automatic payment in accordance with applicable law.
     2.10 Account Stated. Bank shall render monthly statements of amounts owing by Borrower to Bank under this Agreement, including statements of all principal, interest, fees and Bank Expenses owing, and such statement shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Bank, by registered or certified mail, at Bank’s place of business indicated above, written objection thereto specifying the error or errors, if any, contained in any such statement.
     2.11 Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-half percent (0.50%) per annum (computed on the basis of a 360 day, actual days elapsed) on the average daily unused amount, which fee shall be calculated on a calendar quarter basis by Bank and shall be due and payable by Borrower in arrears on each March 31, June 30, September 30 and December 31.
     2.12 Additional Fees. Borrower shall pay to Bank, on demand:
          (a) a one time fee in the sum of two thousand five hundred dollars ($2,500.00), which fee shall represent an unconditional and nonrefundable payment to Bank in consideration of Bank’s agreement to enter into this Agreement.
          (b) Reasonable legal fees and expenses incurred by Bank in connection with the negotiation, preparation and execution of this Agreement, the Security Agreement and any other Loan Document up to a maximum of Twenty-Five Thousand Dollars ($25,000.00).
          (c) other fees and expenses as provided in Section 11.1 and 11.5 below.
3. SECURITY INTEREST.
     3.1 Security Interests.
          (a) Concurrent herewith Borrower shall execute and deliver to Bank a Security Agreement in form and substance acceptable to Bank which grants to Bank a security interest in the Collateral.
          (b) Concurrent herewith Broker-Dealer shall execute and deliver to Bank a Security Agreement in form and substance acceptable to Bank which grants to Bank a security interest in all accounts, general intangibles and right to payment owed by any Master Agreement Contract Party in connection with Broker-Dealer’s participation as co-manager in any under written offering as more particularly provided in said Security Agreement.

     3.2 Collateral Proceeds Account. All proceeds from Bank’s Collateral shall be deposited into account no. 995-0080-9076 (“Collateral Proceeds Account”) established in Borrower’s name by Bank, and funds shall not be released from the Collateral Proceeds Account without the express written or oral consent of Bank. If an Event of Default hereunder has occurred and is continuing, Bank may otherwise dispose or apply such proceeds as provided under Section 9 below. Absent an Event of Default, Bank with the written consent of Borrower may apply the funds in the Collateral Proceeds Account to pay down any amount owed to Bank.
     4. CONDITIONS PRECEDENT. As conditions precedent to the making of the loans and the extension of the financial accommodations hereunder:
     4.1 Documents. Each of the following shall be executed and delivered to Bank, in form and substance satisfactory to Bank and its counsel:
          (a) Agreements. This Agreement, the Security Agreement, the Note (if any), the Broker-Dealer Security Agreement, an executed copy of the Purchase Agreement and the Bill of Sale and Assignment attached there to as Exhibit C and other documents reasonably required by Bank.
          (b) Financing Statement. Financing statements (Form UCC-1) in form acceptable for filing and recording with the appropriate governmenta1 authorities.
Resolutions. Certified extracts from the minutes of the meetings of Borrower’s and Broker-Dealers respective board of directors, executive committee or managers, authorizing the borrowings and the granting of the security interests provided for herein and authorizing specific officers to execute and deliver the
          (c) Certificates. Certificates of good standing showing that Borrower and Broker-Dealer are each in good standing under the laws of their respective states of formation and certificates indicating that Borrower and Broker-Dealer have qualified to transact business and are in good standing in any other state in which Borrower’s or Broker-Dealer’s failure to qualify would be material to their respective businesses.
          (d) Search Results. UCC, tax lien, litigation, judgment and other searches, fictitious business name statement filings, insurance certificates, notices or other similar documents which Bank may reasonably require and in such form as Bank may reasonably require, in order to reflect Bank’s first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents and the Purchase Agreement.
          (e) Officers’ Warranties and Representations. An executed form of warranties and representations of officers of Borrower and Broker-Dealer in form and substance acceptable to Bank.
          (f) Legal Opinion. A legal opinion containing the provisions set forth in Exhibit A in form acceptable to Bank and executed by in-house counsel for Borrower and Broker-Dealer.

     4.2 Insurance. At Bank’s reasonable request Borrower shall, and shall cause Broker-Dealer to, provide evidence of sufficient insurance coverage which is typical for similar business entities in their respective businesses respecting worker’s compensation liability, and other liability claims.
5. REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement and to make the loans contemplated hereby, Borrower warrants, represents and agrees that, until all Obligations are fully paid and performed:
     5.1 Place of Business. Borrower’s and Broker-Dealer’s principal places of business and their chief executive office or residence is located at the address set forth in Sections 1.7 and hereinabove, and Borrower covenants and agrees that Borrower will not, and will not permit Broker-Dealer to, during the term of this Agreement, without prior written notification to Bank, relocate said principal places of business or chief executive offices.
     5.2 Status. Borrower and Broker-Dealer are duly formed limited liability companies and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of Delaware and qualified or licensed to do business, and in good standing as a foreign limited liability company in all jurisdictions in which such qualification or licensing is required and in which the failure to so qualify would be material to Borrower’s or Broker-Dealer’s business and/or financial condition.
     5.3 Broker-Dealer. Borrower shall cause Broker-Dealer to be and remain during the term of this Agreement a duly registered broker-dealer in good standing. Borrower shall cause Broker-Dealer to be and remain during the term of this Agreement licensed as a broker-dealer in each jurisdiction in which Broker-Dealer is required to do so or in which Broker-Dealer’s failure to do so would be materia1 to Broker-Dealer’s business.
     5.4 Authorization and Enforceability. This Agreement and each other document, contract and instrument required by or at any time delivered to Bank in connection with this Agreement (including without limitation the Purchase Agreement) have been (or will be) duly authorized by all necessary limited liability company action, and upon the execution and delivery of such agreements in accordance with the provisions thereof will constitute legal, valid and binding agreements and obligations of Borrower and Broker-Dealer enforceable in accordance with their respective terms.
     5.5 No Violation. The (a) execution, delivery and performance by Borrower of this Agreement and (b) the execution delivery and performance by Borrower and Broker-Dealer of the Purchase Agreement shall not: (i) violate any law or regulation applicable to Borrower, (ii) constitute a breach of any provision contained in its certificate of formation, operating agreement or other organization papers of Borrower or Broker-Dealer or (iii) constitute an event of default under any material agreement to which Borrower or Broker-Dealer is now or hereafter becomes a party or by which Borrower or Broker-Dealer may be bound.

     5.6 Payment of Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower and Broker-Dealer, or any of Borrower’s or Broker-Dealer’s property, have been paid in full before delinquency.
     5.7 INTENTIONALLY LEFT BLANK.
     5.8 Financial Statements and Condition. All financial statements and information relating to Borrower or Broker-Dealer which have been or may hereafter be delivered by Borrower or Broker-Dealer to Bank are true and correct, as of the date of such statement or information, and have been prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial condition of either Borrower or Broker-Dealer since the submission of such financial information to Bank other than as expressly disclosed to Bank.
     5.9 Permits, Franchises. Borrower possesses, and will cause Broker-Dealer to possess, all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights material or necessary to enable Borrower and Broker-Dealer to conduct the business in which Borrower and Broker-Dealer is now engaged without conflict with the rights of others.
     5.10 ERISA Warranty. Neither Borrower nor Broker-Dealer has withdrawn from (and no termination, partial termination or other event has occurred with respect to) any deferred compensation plan maintained for the benefit of either Borrower’s or Broker-Dealer’s employees, and nor has Borrower or Broker-Dealer withdrawn from any multi-employer plan described in Section 4001(a)(3) of ERISA (as defined in Section 7.5 of this Agreement) where any such withdrawal, termination, or partial termination could reasonably result in a material adverse effect on either Borrower’s or Broker-Dealer’s financial condition or operations.
     5.11 Environmental Matters. Borrower and Broker-Dealer are now in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material (collectively, the “‘Environmental Regulations”) and Borrower shall maintain, and shall cause Broker-Dealer to maintain, all necessary authorizations and permits. None of the operations of Borrower or Broker-Dealer are now nor shall hereafter be the subject of any federal, state or municipal investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.
     5.12 Solvency. Borrower and Broker-Dealer are now solvent and able to pay their respective debts (including trade debts) as they mature.
     5.13 Compliance. Borrower and Broker-Dealer have complied with all federal, state and local laws, rules and regulations affecting them respectively, their assets and their business, and as to which their non-compliance could reasonably result in a material adverse claim in either’s financial condition or operations, including, without limitation, all applicable securities laws and the rules and regulations of the National Association of Securities Dealers Inc. (“NASD”); and all rules and regulations of the Securities and Exchange Commission.
     5.14 No Defaults. There is no event which is or, with notice or lapse of time or both, would be an Event of Default.
     5.15 Representations and Warranties Cumulative. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each loan and/or advance and shall be true, accurate and correct at each such time except to the extent that such representation or warranty relates to an earlier date in which case such representation or warranty shall be true in all material, respects as of such earlier date. Such representations and warranties shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.
     6. NEGATIVE COVENANTS. Borrower will not, and will not permit Broker-Dealer to, without Bank’s prior written consent, during the term hereof and so long as any Obligation remains unpaid or unperformed:
     6.1 Change in Identity. Change Borrower’s or Broker-Dealer’s name, business structure, or identity, or add any new fictitious name, or relocate Borrower’s or Broker-Dealer’s principal place of business or chief executive office or residence if such action would jeopardize, reduce or have a material adverse effect on: (i) any item of the Collateral, (ii) the perfection of Bank’s rights therein, or (iii) the Bank’s rights under this Agreement or the Security Agreement, or the Broker-Dealer Security Agreement or (iv) Borrower’s or Broker-Dealer’s financial condition or (v) Borrower’s rights under the Purchase Agreement.
     6.2 Relocation or Sale. Other than in the ordinary course of Borrower’s or Broker-Dealer’s business, sell, lease, or otherwise dispose of, move, relocate, or transfer, whether by sale or otherwise Borrower’s or Broker-Dealer’s business or, any of Borrower’s or Broker-Dealer’s assets, if such action would jeopardize, reduce or have a materia1 adverse effect on (i) any item of the Collateral, (ii) the perfection of Bank’s rights therein, or (iii) the Bank’s rights under this Agreement or the Security Agreement, or the Broker-Dealer Security Agreement, or (iv) Borrower’s or Broker-Dealer’s financial condition.
     6.3 Acquisitions and Merger. Acquire, merge or consolidate, or permit Broker-Dealer to acquire, merge or consolidate, with or into any other business organization or enter into any partnership, joint venture or other combination; or purchase or lease all or the greater part of the assets or business of another (collectively

“Acquisition-Merger Transaction”) if such Acquisition-Merger Transaction, to the extent that such action would jeopardize, reduce or have a material adverse effect on (i) any item of the Collateral, (ii) the perfection of Bank’s rights therein, or (iii) the Bank’s rights under this Agreement or the Security Agreement or the Broker-Dealer Security Agreement, or (iv) Borrower’s or Broker-Dealer’s financial condition.
     6.4 Ordinary Course of Business. Enter into any transaction not in the usual course of Borrower’s or Broker-Dealer’s business as currently conducted except for a Permitted Change of Ownership as referred to in Section 8.15 if such transaction would cause Borrower or Broker-Dealer to trigger an early warning requirement under applicable SEC/NYSE rules including Exchange Act Rule 17a-11 and NYSE Rule 325.
     6.5 Change in Financial Structure. Cause any change in Broker-Dealer’s financial structure if such change would cause Broker-Dealer to trigger an early warning requirement under applicable SEC/NYSE rules including Exchange Act Rule 17a-11 and NYSE Rule 325.
     6.6 Suspension of Business. Suspend or go out of business, liquidate or dissolve or permit Broker-Dealer to do so.
     6.7 Dividends and Distributions. Make any distribution or declare or pay any dividends (in cash or stock) on, or purchase, acquire, redeem or retire any of its Borrower’s or Broker-Dealer’s capital stock or member’s interest, of any class, whether now or hereafter outstanding if such distribution would cause Broker-Dealer to trigger an early warning requirement under applicable SEC/NYSE rules including Exchange Act Rule 17a -11 and NYSE Rule 325.
     6.8 Liens and Encumbrances. Grant a security interest in or permit a lien, claim or encumbrance upon all or any portion of the Collateral, except in favor of Bank or permit Broker-Dealer to do so.
     6.9 ERISA/Covenant. Withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of Borrower’s or Broker-Dealer’s respective employees under circumstance that could result in 1iability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or withdraw from any multi-employer plan described in Section 4001(a)(3) of the Employee Retirement Income Security Act (“ERISA”) of 1974, as amended, which may cover Borrower’s or Broker-Dealer’s employees if any such action as described in this Section 6.9 would cause Broker-Dealer to trigger an early warning requirement under applicable SEC/NYSE rules including Exchange Act Rule 17a-11 and NYSE Rule 325.
     6.10 Accounts Receivable. Discount or sell, or permit Broker-Dealer to discount or sell, any of the Accounts or any other items of Collateral except: (i) with the consent of Bank or (ii) such discounts as are customarily provided for prompt payment.

7. AFFIRMATIVE COVENANTS. Borrower hereby covenants and agrees that during the term hereof and until all Obligations are fully paid and performed:
     7.1 Enforceability of the Purchase Agreement. Borrower shall, and shall cause Broker-Dealer to, strictly enforce the provisions of the Purchase Agreement and shall take, and shall cause Broker-Dealer to take, any action as is reasonably requested by Bank to enforce, perfect, protect, implement, continue, maintain and preserve Bank’s Enforcement Right.
     7.2 Notice of Litigation, Regulatory Investigations. Borrower shall, and shall cause Broker-Dealer to, promptly give written notice to Bank of: (a) all material litigation affecting Borrower and Broker-Dealer, (b) any substantial dispute which may exist between Borrower or Broker-Dealer and any governmental regulatory body or law enforcement authority, (c) any event which is or, with notice or lapse of time, or both, would be an Event of Default, and (d) any other matter which has resulted or might reasonably result in a material adverse change in Borrower’s or Broker-Dealer’s financial condition or operations.
     7.3 Taxes. Borrower shall, and shall cause Broker-Dealer to, make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of Borrower, or Broker-Dealer respectively by law, and will execute and deliver to Bank, on reasonable request, appropriate certificates attesting to the payment or deposit thereof. Borrower will, and shall cause Broker-Dealer to make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of Borrower or Broker-Dealer respectively by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank that Borrower and Broker-Dealer have made such payments or deposits. If Borrower or Broker-Dealer fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in Bank’s sole and absolute discretion and with reasonable notice to Borrower: (a) make payment of the same or any part thereof, or (b) otherwise reserve against or reduce the loans and advances for which Borrower is eligible under this Agreement, as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount paid or deposited by Bank shall constitute Bank Expenses. Nothing herein contained shall preclude Borrower from contesting, diligently, in good faith, and by appropriate proceedings, the imposition of any assessments and taxes and to withhold payment of such contested amounts pending the resolution of such proceedings; Borrower shall not be deemed to have failed to pay any such assessments or taxes which are the subject of such proceedings.
     7.4 Compliance. Borrower shall, and shall cause Broker-Dealer to, maintain all licenses, permits, governmental approvals, rights, privileges and franchises material and necessary for the conduct of Borrower’s and Broker-Dealer’s respective businesses; conduct and cause Broker-Dealer to conduct Borrower’s and Broker-Dealer’s respective businesses in an orderly and regular manner; and comply with the provisions of all documents pursuant to which Borrower and Broker-Dealer are organized and/or which govern Borrower’s and Broker-Dealer’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or Broker Dealer or their businesses the violation of which might reasonably have a material adverse impact on Borrower’s or Broker-Dealer’s financial condition and operation, including, without limitation, all Environmental Regulations and all rules and regulations of the NASD and of the Securities and Exchange Commission.
     7.5 Insurance.
          (a) Acquisition and Maintenance. Borrower, at Borrower’s expense, shall keep and maintain and shall cause Broker-Dealer to keep and maintain public liability and property damage insurance relating to Borrower’s and Broker-Dealer’s respective businesses. All such policies of insurance shall be in such form, with such companies, and in such amounts and with such deductibles as may be satisfactory to Bank. Borrower and Broker-Dealer shall deliver to Bank, at Bank’s request, certified copies of such policies of insurance and evidence of the payments of all premiums therefore.
          (b) Notice and Cancellation. Borrower will not, and will not permit Broker Dealer to cancel any of such policies without Bank’s prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower or Broker-Dealer as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or cancelled, and that no act or default of Borrower or Broker-Dealer, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Obligations or Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonab1e attorneys’ fees, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses, when disbursed.
     7.6 ERISA/Covenant. Borrower shall, and shall cause Broker-Dealer to, furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower or Broker-Dealer knows or has reason to know that any “reportable event” as defined in ERISA with respect to any qualified defined benefit pension plan has occurred, a statement of the Chief Financial Officer of Borrower or Broker-Dealer setting forth the details concerning such reportable event and the action which Borrower or Broker-Dealer proposes to take with respect, thereto, together with a copy of the notice of such “reportable event” given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower or Broker-Dealer; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each qualified defined benefit pension plan; and (c) promptly after receipt thereof, a copy of any notice Borrower or Broker-Dealer may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to each qualified defined benefit pension plan; provided, however, this subsection shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service.
     7.7 Reimbursements. Borrower shall promptly on demand reimburse Bank for all sums expended by Bank which constitute Bank Expenses and Borrower hereby authorizes and approves all advances and payments by Bank for items constituting Bank Expenses. Bank shall provide a reasonable accounting of such Bank Expenses prior or subsequent to reimbursement.
     7.8 Accounting Methods. Borrower shall, and shall cause Broker-Dealer to, maintain a standard and modern system of accounting in accordance with generally accepted accounting principles consistently applied, in accordance with such state and federal rules and regulations as apply to broker dealers; Borrower shall, and shall cause Broker-Dealer to, permit Bank and any of Bank’s employees, officers or agents, on reasonable notice, during Borrower’s usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower’s Books relating to any of Borrower’s Obligations to Bank, Borrower’s or Broker-Dealer’s financial condition and the results of Borrower’s or Broker-Dealer’s operations, and, in connection therewith; Borrower shall permit Bank or any of Bank’s agents, employees or officers to copy and make extracts therefrom; Borrower shall, and shall cause Broker-Dealer to, provide Bank such other financial information as may reasonably be requested relating to Borrower’s Books to the Collateral.
     7.9 Financial Statement and Other Information. Borrower shall, and shall cause Broker-Dealer to, furnish to Bank the following documents within the time periods specified:
           (a) Borrower agrees to deliver to Bank, within forty-five (45) days after the end of each of Borrower’s quarters, a balance sheet and profit and loss statement, prepared by Borrower, in form and content satisfactory to Bank, covering Borrower’s operations during such period.
           (b) Borrower agrees to deliver to Bank, within one hundred twenty (120) days after the end of each of Borrower’s fiscal years, an audited consolidated statement of the financial condition of Borrower and Broker-Dealer for each such fiscal year, including, but not limited to, a long-form balance sheet and profit and loss statement, prepared by independent certified public accountants acceptable to Bank on, an audited basis, and any other report reasonably requested by Bank relating to the Collateral. If either Borrower or Broker-Dealer is required hereunder to deliver fiscal year-end statements of their respective combined financial condition which are prepared on an audited basis by independent certified public accountants, then, contemporaneously therewith, Borrower shall also deliver to Bank an opinion which is not subject to any material qualifications thereon by said accountants. Borrower shall comply with any request and shall treat any written request as continuing obligation until expressly modified or terminated in writing.

             (c) Borrower shall, and shall cause Broker-Dealer to, deliver to Bank within forty-five (45) days after the end of each of Borrower’s quarters a consolidated balance sheet and profit and loss statement prepared by Borrower in form and content acceptable to Bank covering Borrower’s and Broker-Dealer’s operation(s) during said period.
             (d) Borrower shall deliver to Bank with ten (10) days of the end of each month, a monthly Borrowing Base Certificate in the form attached hereto as Exhibit B.
             (e) Borrower shall cause Broker-Dealer to deliver to Bank a monthly Focus Report provided by Borrower to the NYSE concurrent with the delivery of the Focus Report to NYSE.
             (f) Borrower shall, and shall cause Broker-Dealer to, promptly supply Bank with such other information, including tax returns, concerning Borrower’s affairs as Bank may reasonably request from time to time hereafter.
             (g) Borrower shall, and shall cause Broker-Dealer to, provide Bank, or its agents access or reasonable notice at reasonable times to review, audit and photocopy or duplicate Borrower’s Books related to all or any portion of the Collateral.
     7.10 Notifications. Borrower shall, and shall cause Broker Dealer to, promptly notify Bank of any material adverse change in Borrower’s or Broker-Dealer’s financial condition and of any condition or event which constitutes a breach of or Event of Default under this Agreement.
     7.11 New Statute. To the extent that the Code is superceded by mother statute, Borrower shall, and shall cause Broker-Dealer to, take such action as is reasonably requested by Bank to enforce, perfect, protect, implement, continue, maintain and preserve Bank’s right hereunder and under the other Loan Documents and the priority of Bank’s lien.
     7.12 Further Assurances. At any time and from time to time Borrower shall and shall, cause Broker-Dealer to, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
     8. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement at the option of Bank:
     8.1 Failure to Make Payment. Borrower fails to pay the outstanding loan on or by the Termination Date with or without notice or demand. Borrower fails to make any other deposit or payment of funds as and when required by this Agreement, or any other Loan Document, and such failure is not cured within one (1) business day of notice.

     8.2 Termination of the Purchase Agreement. Borrower or Broker-Dealer interrupts, suspends or terminates the Purchase Agreement or discharges the obligations of either party thereto.
     8.3 Breach. Borrower fails or neglects to perform, keep or observe any other term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement (including, without limitation, the Formula Amount requirements of Sections 2.1 and 2.2 of this Agreement) and such failure continues beyond the grace period, if any, expressly applicable thereto.
     8.4 Cross-Default. The occurrence of an event of default under the Security Agreement, the Broker-Dealer Security Agreement or any other Loan Document; or Borrower fails or neglects to perform, keep or observe any material term, provision, condition, covenant, agreement, warranty, or representation contained in the Security Agreement or in any other of the Loan Documents, which failure of performance continues beyond the grace period, if any, specified therein.
     8.5 Levy or Seizure of Assets. If all or any material assets of Borrower (or any portion thereof) are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee.
     8.6 Material Impairment. If there is a material impairment of the prospect of repayment of all or any portion of the Obligations, or a material impairment (other than as otherwise specified herein or in Section 6 of the Security Agreement) of the value of the Collateral or the priority of Bank’s security interests therein which is not remedied within ten (10) calendar days of notice from Bank.
     8.7 Solvency. If Borrower or Broker-Dealer becomes insolvent and unable to pay its debts (including trade debt) as they mature.
     8.8 Voluntary Insolvency. If an Insolvency Proceeding is commenced by Borrower or Broker-Dealer.
     8.9 Involuntary Insolvency. If an Insolvency Proceeding is commenced against Borrower or Broker-Dealer and not dismissed or stayed within sixty (60) days.
     8.10 Injunction. If Borrower or Broker-Dealer is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of Borrower’s or Broker Dealer’s respective business affairs.
     8.11 Lien, Levy. If a levy or assessment (in aggregate exceeding five million dollars ($5,000,000.00)) is filed of record with respect to any or all of the assets of Borrower or Broker-Dealer or any guarantor of the Obligations (or any portion thereof by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of the assets of Borrower or any such guarantor and the same is not paid on the payment date thereof.

     8.12 Judgment Lien. Any judgment or order for the payment of money in excess of five million dollars ($5,000,000.00) shall be rendered against Borrower or Broker-Dealer and either (a) enforcement collection, execution or levy proceeding shall have been commenced on such judgment, or (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of supersedes, bond or otherwise, shall not be in effect.
     8.13 Misrepresentations. If any warranty or representation made to Bank by Borrower or Broker-Dealer or by any, officer, director, member, manager executive committee member of Borrower or Broker-Dealer shall prove to be untrue or inaccurate in any material respect as of the date made.
     8.14 Failure to Control Broker-Dealer. Broker-Dealer ceases to be a fully-controlled subsidiary of Borrower or Borrower fails to cause Broker-Dealer to fulfill any obligations or requests of Bank as provided herein.
     8.15 Change of Ownership. If there is a change of ownership or control of more than twenty-five percent (25%) of the issued and outstanding stock of either Borrower or Broker-Dealer in the aggregate (if Borrower or Broker-Dealer is a corporation) or of such number of membership interests in either Borrower or Broker-Dealer (if Borrower is a limited liability company) as represent an ownership interest in either Borrower or Broker-Dealer of more than twenty-five percent (25%) in the aggregate, or if the directors, executive committee members, managers, shareholders or members of Borrower or Broker-Dealer take action to effect Borrower’s or Broker-Dealer’s dissolution or liquidation. In this regard a change of ownership or control of twenty-five percent (25%) or less in the aggregate is permitted to the extent that there is no other default under this Agreement existing at the time of, or otherwise resulting from, such change of ownership or control (“Permitted Change of Ownership”). For purposes of calculating whether a change of ownership has occurred, adjustments of individual partner’s shares who remain associated with the firm will not count toward the 25 percent threshold.
     8.16 Adverse Action. Any governmental regulatory authority takes or institutes action which will have a material adverse effect on Borrower’s or Broker Dealer’s financial condition, operation or ability to pay Borrower’s obligations under this Agreement.
     8.17 Breach of Other Obligation. Borrower or Broker-Dealer shall fail to pay any indebtedness in the aggregate in excess of Ten Million Dollars ($10,000,000) (other than the indebtedness evidenced by this Agreement) or interest thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default shall occur under any agreement, instrument or other document related to any such indebtedness if the effect of such default is to accelerate, or permit the acceleration of, the maturity of such indebtedness.

     Notwithstanding anything contained in this Section 8 to the contrary, upon the occurrence of an Event of Default, Bank, at Bank’s discretion, may cease advancing monies or extending loans or other credit accommodations under this Agreement or any other agreement between Bank and Borrower; provided, however, that Bank shall refrain from further exercising its rights and remedies and an Event of Default shall thereafter be deemed not to have occurred by reason of the occurrence of any of the events set forth in Sections 8.7, 8.10, 8.11 and 8.12 of this Agreement if, within ten (10) days from the date of such occurrence, the subject event or action is cured, released, discharged, dismissed, bonded against or satisfied.
9. BANK’S RIGHTS AND REMEDIES.
     9.1 Rights and Powers. If an Event of Default shall have occurred and not been cured or waived in accordance with the terms hereof, Bank shall have the following rights and powers and may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
          (a) Declare all Obligations immediately due and payable;
          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement;
          (c) Terminate this Agreement as to any future liability or obligation of Bank, but without effecting Bank’s rights and security interest in the Collateral and without effecting the Obligations;
          (d) Without notice to or demand upon Borrower, Broker-Dealer or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral, to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to Bank’s security interest and to pay all expenses incurred in connection therewith;
          (e) Exercise all rights under the Security Agreement, including, without limitation, the right to foreclose on the Collateral; and
          (f) Subject to Section 9.3, collect from the Collateral and Borrower all Bank Expenses incurred in connection with Bank’s enforcement and exercise of any of Bank’s rights and remedies as herein provided, whether or not suit is commenced by Bank.
          (g) Immediately upon demand, inspect, review, audit, photocopy or duplicate Borrower’s Books related to all or any portion of the Collateral.
     9.2 Remedies Cumulative. The remedies of Bank, as provided herein or in the Security Agreement or in the Broker-Dealer Security Agreement, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Bank, and may be exercised as often as occasion therefor shall arise. No act of omission or commission by Bank, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Bank and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or course as to a subsequent event.
     9.3 Non-Recourse Liability.
          (a) Except as set forth in subsection (b) of this Section, all liability of Borrower under this Agreement shall be limited to the Collateral, and Bank agrees that it will look solely to such Collateral and that Borrower shall not be liable to Bank for any amounts payable hereunder.
          (b) Notwithstanding subsection (a) above, Borrower shall be liable to Bank for the value of any item of Collateral or the proceeds thereof (plus interest thereon at the rate specified in Section 2 above) (i) which Borrower diverts or misapplies contrary to the terms of this Agreement, or (ii) which is compromised, terminated, surrendered or reduced in value by Borrower contrary to the terms of this Agreement, or (iii) to the extent that Borrower interferes, with, prevents or delays Bank’s collection or liquidation of such item of Collateral. Borrower shall also be liable to Bank for any damages arising from any fraud in connection with this Agreement and any other tort claims arising in connection herewith.
     9.4 Bank’s Enforcement Right. Bank shall have the all right and power to enforce all rights, powers and remedies of Borrower under the Purchase Agreement.
10. WAIVERS.
     10.1 Application of Payments. Borrower waives the right to direct the application of any and all payments or collections at any time or times hereafter received by Bank on account of any Obligations, and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments or collections to the Obligations in any manner as Bank may deem advisable. However, Bank and Borrower agree that all payments or collection under this Agreement shall be applied to the Obligations.
     10.2 Notices of Demand, Etc. In connection with this Agreement or any other Loan Document, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guaranties at any time held by Bank on which Borrower may in any way be liable.
     10.3 Confidentiality of Accounting. Borrower waives the right to assert a confidential relationship, if any, Borrower may have with any accounting firm and/or service bureau in connection with any information which Bank has a right to obtain or which Borrower must provide in accordance with this Agreement or any other Loan

Document, and agrees that Bank may contact directly any such accounting firm and/or service bureau in order to verify such information.
     10.4 Enforcement. Borrower hereby waives any right to require Bank (i) to proceed against any person, (ii) to exhaust any Collateral, or (iii) to pursue any remedy in Bank’s power in any order or whatsoever. Bank shall not be required to take any action to preserve rights against prior parties with respect to any of the Collateral. Borrower waives the right to plead any statute of limitations or any defense to the personal liability of Borrower as a defense to Bank’s exercise of any right or remedy hereunder.
     10.5 Release of Third Parties. In connection with this Agreement or any other Loan Document, Borrower hereby waives any right or defense it may now or hereafter have based upon (i) Bank’s release of any party who may be obligated to Bank, (ii) Bank’s release or impairment of any collateral for the Obligations; and (iii) the modification or extension of the Obligations.
11. MISCELLANEOUS.
     11.1 Taxes and Other Expenses Regarding the Collateral. If Borrower fails to pay promptly when due to any person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower’s account therefor, and Borrower shall promptly reimburse Bank therefor. All such sums shall be Bank Expenses hereunder. Any payments made by Bank shall not constitute: (a) an agreement by Bank to make similar payments in the future, or (b) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
     11.2 Notices. Any notice, demand or request required hereunder shall be given in writing (at the addresses set forth below) by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram or telecopying; (c) overnight courier; or (d) registered or certified, first class U.S. mail, return receipt requested.

To Borrower:	To Bank:

Thomas Weisel Partners Group LLC	First Republic Bank
One Montgomery Street, Suite 3700	111 Pine Street
San Francisco, CA 94104	San Francisco, CA 94111
Attn: Robert K. West, C.F.O.	Attn:	Edward J. Dobranski, Esq.
Fax No.: 415-364-5961		General Counsel
	Fax No.:	415-392-1413
Such addresses may be changed by notice to the other parties given in the same manner as above provided. Any notice, demand or request sent pursuant to either subsection (a) or (b), above, shall be deemed received upon such personal service or upon dispatch by electronic means. Any notice, demand or request sent pursuant to subsection (c), above, shall be deemed received on the business day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (d), above, shall be deemed received forty-eight (48) hours following deposit into the U.S. mail.
     11.3 Destruction of Borrower’s Documents. Any documents, schedules, invoices or other papers delivered to Bank in connection with this Agreement or any other Loan Document may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank unless Borrower does request, in writing, the return of the said documents, schedule, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.
     11.4 Choice of Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state courts located in the County of San Francisco, State of California, or the County of Santa Clara, State of California, or the federal courts located in the Northern District of California. Borrower waives any right Borrower may have to assert the doctrine of forum non-conveniens or to object to such venue and hereby consents to any court-ordered relief.
     11.5 Attorneys’ Fees. Borrower shall reimburse Bank for all reasonable costs and expenses, including without limitation reasonable attorneys’ fees costs and disbursements (and fees and disbursements of Bank’s in-house counsel) (collectively the “Fees and Costs”) expended or incurred by Bank in any arbitration, mediation, judicial reference, legal action, legal proceeding or otherwise in connection with (a) the amendment and enforcement of this Agreement, including, without limitation, fees and costs incurred in connection with any workout, attempted workout, and/or in connection with the rendering of legal advice as to Bank’s rights, remedies and obligations under this Agreement any Loan Documents, or the Purchase Agreements, (b) collecting any sum which becomes due Bank under this Agreement or any Loan Document, (c) any proceeding, or any appeal, or (d) the protection, preservation of enforcement of any rights of Bank under this Agreement or any Loan Document or the Purchase Agreement. Fees and Costs shall include, without limitation, attorneys fees and costs incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, adversary proceeding, contested matter, confirmation or opposition to plan of reorganization or any other activity of any kind in connection with a bankruptcy case or relating to any petition under Title 11 of the United States Code; (4) garnishment, levy, and debtor and third party examinations; and (5) postjudgment motions and proceedings of any kind, including without limitation, any activity taken to collection or enforce any judgment.
     11.6 Agreement Binding, Assignment. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder with notification to Borrower. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter may have relating to Borrower or Borrower’s business.
     11.7 Loan Sales And Participations; Disclosure Of Information. Borrower agrees that Bank may elect, at any time, to sell, assign or grant participations in all or any portion of its rights and obligations under the Loan Documents, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Bank’s sole discretion (“Participant”). Borrower further agrees that Bank may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Bank with respect to: (a) the Collateral; (b) any party connected with the Loan (including, without limitation, the Borrower, any partner of Borrower, any member of Borrower, any Guarantor); and/or (c) any lending relationship other than the Loan which Bank may have with any party connected with the Loan. In the event of any such sale, assignment or participation, Bank and the parties to such transaction shall share in the rights and obligations of Bank as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each purchaser, assignee, or participant, and upon written request by Bank, Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation. Any indemnity obligations of borrower under the Loan Documents shall also apply with respect to my purchaser, assignee or participant.
          (a) Lead Lender. Notwithstanding any other provision of this Agreement to the contrary, Bank shall not sell, transfer, assign or grant participations in the Loan or the Loan Documents unless Bank remains the principal or “lead” lender therefor.
          (b) Consent to Disclosure. In connection with any potential participation or syndication, Bank shall disclose financial information or other sensitive information regarding Borrower only if: (i) Borrower consents (which consent will not be unreasonably withheld) and (ii) the recipient of such information agrees in writing to keep all information received from Bank and Borrower confidential.
     11.8 Article and Section Headings. Article and Section headings and article and Section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each article and Section applies equally to this entire Agreement.

     11.9 Construction. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
     11.10 Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     11.11 Integration. This Agreement cannot be changed or terminated orally. No modification or amendment to this Agreement shall be effective unless in writing, executed by Bank. Except as to currently existing obligations of Borrower to Bank, all prior agreements, understandings, representations, warranties, and negotiations between the parties, if any, are merged into this Agreement.
     11.12 Waiver of Jury Trial. BANK AND BORROWER HEREBY VOLUNTARILY UNCONDITIONALLY AND IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION ARBITRATION OR PROCEEDING IN A STATE OR FEDERAL COURT WTH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING (INCLUDING TORT AND CLAIMS FOR BREACH OF DUTY), BETWEEN BANK AND BORROWER.

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     IN WITNESS WHEREOF, Borrower and Bank have executed and delivered this Agreement on the date first hereinabove written.

BORROWER:		BANK:

THOMAS WEISEL PARTNERS GROUP LLC, a		FIRST REPUBLIC BANK, a Nevada banking
Delaware limited liability company		corporation

By:	/s/ Robert West	By:	/s/ Elise Wen

Its:	Chief Financial Officer	Its:	Executive Managing Director

FIRST MODIFICATION AGREEMENT
(New Terms)
     This First Modification Agreement (the “Agreement”), dated as of July 20, 2005 for reference purposes only, is made by and between Thomas Weisel Partners Group LLC, a Delaware limited liability company (“Borrower”), and First Republic Bank (the “Bank”), with reference to the following facts:
     A. The Bank has previously made a loan in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Loan”) to Borrower.
     B. The Loan arises out of that certain Note and Revolving Loan Agreement dated January 5, 2004 (the “Agreement” or “Note”) executed by Borrower and the Bank. All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Agreement.
     C. Borrower has requested that the Bank modify certain of the Loan Documents on the terms and conditions of this Agreement, and the Bank is willing to do so.
     THEREFORE, for valuable consideration, the Bank and Borrower agree as follows:
     1. Modification of Loan Documents.
          1.1 Interest Rate. From the Existing Termination Date until the New Termination Date, interest on the unpaid principal balance of the Note shall accrue at the following interest rate or interest rates, subject to the terms of the Loan Documents: No change.
          1.2 Payment of Principal and Interest. From and after the Existing Termination Date to the New Termination Date, principal and interest shall be payable as follows: No change.
          1.3 Other Modifications. The Loan Documents are further modified in the following respects:
     (a) The Termination Date on Section 2.1(b) of the Agreement is hereby extended from “May 10, 2005” to “November 10, 2006.”
     (b) Borrower shall pay to the Bank, upon execution of this Agreement, a fee of $2,500.00, which fee shall be debited from Borrower’s account number 91100025212 held with Bank.
          1.4 Late Charges/After Default Interest Rate. The late charges provided for in the Note shall continue to apply to all installment payments under

Section 1.3 above, and the after default interest rate set forth in the Note shall continue to apply after the occurrence of an Event of Default.
     2. Representations and Warranties. As a material inducement to the Bank’s execution of this Agreement, Borrower makes the following warranties and representations to the Bank:
          2.1 Authority. Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Persons signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. The Persons executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all requisite action on the part of Borrower.
          2.2 Financial Statements. All statements respecting the financial condition of Borrower, any Guarantors, and any other Persons which have been furnished to the Bank (a) are accurate and complete in all respects as of the dates appearing thereon; (b) present fairly the financial condition and results of operations of the Person to whom the statement applies as of the date and for the period shown on such statement; and (c) disclose all suits, actions, proceedings and contingent liabilities affecting the Person to whom the financial statement applies.
          2.3 Other Encumbrances. There are no encumbrances or liens affecting all or part of the Collateral, except for the liens and security interests in favor of the Bank and the Permitted Liens.
     3. No Modification of Loan Documents. Nothing contained in this Agreement shall be construed to obligate the Bank to extend the time for payment of the Note or otherwise modify any of the Loan Documents in any respect, except as expressly set forth in this Agreement.
     4. No Waiver. No waiver by the Bank of any of its rights or remedies in connection with the Loan shall be effective unless such waiver is in writing and signed by the Bank. The Bank’s rights and remedies under this Agreement are cumulative with and in addition to any and all other legal and equitable rights and remedies which the Bank may have in connection with the Loan.
     5. Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement and understanding among the parties concerning the matters covered by this Agreement and the other Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether written or oral, made by the Bank or Borrower concerning the matters covered by this Agreement and the other Loan Documents.
     6. Modifications. This Agreement may be modified only by a written agreement signed by Borrower and the Bank.

     7. Descriptive Headings; Interpretation. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. For purposes of this Agreement, the term “including” shall be deemed to mean “including without limitation.”
     8. Attorneys’ Fees. Borrower shall pay all costs and expenses, including attorneys’ fees and costs, incurred by the Bank in enforcing any of the terms of this Agreement or the other Loan Documents, whether or not any legal proceedings are instituted by the Bank. Without limiting the generality of the immediately preceding sentence, upon the Bank’s demand, Borrower shall reimburse the Bank for all costs and expenses, including attorneys’ fees and costs, which are incurred by the Bank in connection with any action by the Bank for relief from the automatic stay arising under Bankruptcy Code Section 362(e), 11 U.S.C. §382(a).
     9. Indemnification. Borrower shall indemnify and hold the Bank and its officers, directors, agents, employees, representatives, shareholders, affiliates, participating banks, successors and assigns harmless from and against any and all claims, demands, damages, liabilities, actions, causes of action, suits, costs and expenses, including attorneys’ fees and costs, directly or indirectly arising out of or relating to any commission or brokerage fee or charge claimed to be due or owing to any person or entity in connection with the transactions contemplated by this Agreement as a result of any act or agreement made by the Borrower.
     10. No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of the Bank and Borrower, and no other party shall have any right of action under this Agreement.
     11. NO CLAIMS. BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS NO OFFSETS OR DEDUCTIONS OF ANY KIND AGAINST ANY OR ALL OF THE OBLIGATIONS; AND (B) IT HAS NO DEFENSES OR OTHER CLAIMS OR CAUSES OF ACTION OF ANY KIND AGAINST THE BANK IN CONNECTION WITH THE LOAN OR THE COLLATERAL.
     12. Fees. Upon the Bank’s request, Borrower shall pay to the Bank all costs, charges, and expenses paid or incurred by the Bank in connection with the preparation of this Agreement and the transactions contemplated hereby, including (a) reasonable attorneys’ fees and costs, filing fees, recording charges, and document preparation fees; and (b) if the Loan is secured by any real property, title insurance costs and charges (including the cost of all title insurance endorsements which the Bank determines to be necessary to insure the continuing priority of any deed of trust or other real property security instrument securing the Loan following the execution of this Agreement, and the issuance of such endorsements shall constitute a condition to the effectiveness of this Agreement).
     13. Continuing Effect of Documents. The Note and other Loan Documents, as modified by this Agreement, shall remain in full force and effect in accordance with their terms and are affirmed by Borrower.

     14. Time of the Essence. Time is of the essence with respect to each provision of this Agreement.
     15. Counterparts; Successors. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.
     16. REVIEW BY BORROWER WITH INDEPENDENT COUNSEL. BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS CAREFULLY READ ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE DOCUMENTS CONTEMPLATED BY THIS AGREEMENT AND UNDERSTANDS SUCH TERMS AND CONDITIONS; AND (B) IT HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY, AFTER HAVING CONSULTED WITH ITS INDEPENDENT LEGAL COUNSEL OR AFTER HAVING HAD AN OPPORTUNITY TO CONSULT WITH ITS INDEPENDENT LEGAL COUNSEL.
BORROWER:
Thomas Weisel Partners Group LLC,
a Delaware limited liability company

By:	/s/ Robert West

Name:	ROBERT WEST
Title:	CFO

BANK:

First Republic Bank
By:	/s/ Elise Wen

Name:	ELISE WEN
Title:	EXECUTIVE MANAGING DIRECTOR